SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

July 10, 2003

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Letter to shareholders dated July 10, 2003.

Item 9.  Regulation FD Disclosure

The information contained in this Item 9 of this Current Report is being furnished pursuant to “Item 12.  Results of Operations and Financial Condition” of Form 8-K in accordance with SEC Release Nos. 33-8216; 34-47583.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On July 10, 2003, CSB Bancorp, Inc. released a letter to shareholders regarding second quarter 2003 earnings and announcing a dividend to shareholders. A copy of the letter to shareholders is attached to this report as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: July 10, 2003	By: /s/ JOHN J. LIMBERT
John J. Limbert President

Exhibit 99.1

July 10, 2003

Dear Shareholder:

The Company’s unaudited net income for the second quarter of 2003 totaled $571,614 versus $504,858 for the year-ago quarter. This represents an increase of 13.2%. Earnings per share were $.21, an increase of 10.5% from the $.19 for the second quarter 2002.

For the first half of 2003, net income totaled $1,169,446 versus $881,247 for last year’s first half, a year-over-year increase of 32.7%. Earnings per share were $.44 for the current six months, while the same period a year ago had $.33 of per share earnings. This reflects a per share increase of 33.3% for the year-to-date period compared to the same period of the prior year.

As a result of this continuing progress, CSB Bancorp’s Board of Directors has declared a second quarter dividend of $.12 per share to shareholders of record June 30, 2003, payable July 10, 2003.

Net loans for the six months were up 17.8% over the June, 2002 period and Shareholder Equity improved 3.3%.

As the Company continues to progress, it is pleased with these performance results. We believe that our progress reflects the overall improvement in asset quality and continued expense monitoring. With the recent reduction in targeted Federal Reserve rates, to a 45-year low, we believe that our industry continues to experience pressure on interest margins. Our Company remains focused on sustaining the hard work of its Board and employees.

Sincerely,

/s/ ROBERT K. BAKER	/s/ C. JAMES BESS	/s/ JOHN J. LIMBERT
Robert K. Baker Chairman of the Board	C. James Bess Chief Executive Officer	John J. Limbert President